Exhibit 99.2

CONFIDENTIAL DRAFT — FOR REVIEW ONLY

Vericel Second-Quarter 2015 Conference Call

August 12, 2015

Operator:

Ladies and gentlemen, thank you for standing by.  Welcome to Vericel’s second-quarter 2015 conference call.  At this time, all participants are in a listen-only mode.  I would also like to remind you that this call is being recorded for replay.

I will now turn the conference call over to Vericel’s chief financial officer, Gerard Michel.

Gerard Michel:

Thank you, operator and good morning everyone.  Welcome to Vericel’s second quarter 2015 conference call to discuss our second-quarter 2015 financial results, as well as the progress of our commercial business and development programs.  Before we begin, let me remind you that on today’s call we will be making forward-looking statements covered under the Private Securities Litigation Reform Act of 1995, and all of our projections and forward-looking statements represent our judgment as of today.

These statements may involve risks and uncertainties that are described more fully in our filings with the SEC, which are also available on our website.  In addition, any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date.

With us on today’s call are Nick Colangelo, Vericel’s president and chief executive officer, Dan Orlando, Vericel’s chief operating officer, Dr. David Recker, our chief medical officer, and Dr. Ross Tubo, Vericel’s chief scientific officer.

I will now turn the call over to Nick.

Nick Colangelo:

Thank you, Gerard, and good morning everyone.

Vericel had an outstanding second quarter, generating strong revenue growth and commercial business results and significantly advancing our key regulatory initiatives.

From a commercial perspective, total Carticel and Epicel net revenues for the second quarter were $13.4 million, representing a 31% increase compared to pro-forma net product revenues in the second quarter of 2014.  For the first half of 2015, total Carticel and Epicel net revenues increased approximately 17% over pro-forma net product revenues for the same period in 2014.

This substantial revenue growth is the result of several sales and marketing initiatives that we have implemented over the past year.  Growth was especially strong for Epicel, which is benefiting from the three new sales representatives that we recently added to restore previous levels of promotional support, and our continued focus on increasing Epicel utilization by targeting institutions that previously used the product.  Our second quarter results demonstrate that both Carticel and Epicel have significant future growth potential as we continue to enhance our commercial efforts.

In addition to growing revenues, a key component of our plan to drive the business to operating profitability has been to improve gross margins.  We continue to achieve gross margin improvements as gross profit was 49% of total net revenues for the second quarter, and 50% of net product revenues for the core therapeutics business, including a 2.5% reduction in gross profit due to a one-time inventory adjustment.  As a result, our second quarter operating loss of $2.3 million was significantly lower than the second quarter operating loss of $8.5 million in 2014, consistent with our forecast of lower quarterly losses as sales volumes increase and R&D costs decline.

In summary, we are very pleased with our strong second quarter commercial results as we continue to demonstrate our ability to grow Carticel and Epicel revenues and drive the business to operating profitability.

We also made considerable progress in advancing our key regulatory priorities of bringing MACI to market in the U.S. as rapidly as possible and obtaining a pediatric label change for Epicel.

MACI, our next-generation cartilage repair product, was the first tissue-engineered product approved in Europe under the Advanced Therapy Medicinal Product guidelines and has been used in approximately 10,000 patients globally for the treatment of cartilage defects in the knee.  The pivotal Phase 3 SUMMIT clinical trial supporting MACI registration in Europe demonstrated a statistically significant and clinically meaningful improvement in the co-primary endpoint of pain and function for patients treated with a MACI implant compared to microfracture at two years.

In June we announced that following discussions with the FDA, the company plans to submit a Biologics License Application for MACI by the end of the year.  We believe that MACI represents a compelling opportunity to significantly expand our knee cartilage repair franchise and the market for cartilage repair products in the United States.  As a third-generation cartilage repair product, we believe that MACI may offer the efficacy of Carticel with improved ease-of-use for the surgeon and a reduced rehabilitation protocol for the patient.  Our clinical and regulatory teams did an outstanding job of accelerating the potential timeline for submitting the MACI BLA, positioning us to have a first-mover advantage in bringing a next generation cartilage repair product to market in the U.S.

Turning to Epicel, as we have discussed in the past, the product is approved in the U.S. as a Humanitarian Use Device under a

Humanitarian Device Exemption.  As such, Epicel is subject to certain restrictions that limit pricing to an amount that does not exceed the costs of research and development, fabrication and distribution of the product.  However, a Humanitarian Use Device may be eligible to be sold for profit after receiving HDE approval if the device is intended for the treatment of pediatric patients and the device is labeled for use in pediatric patients.

In July we announced that following a pre-submission meeting with the FDA, the company plans to submit an HDE supplement to the FDA in the fourth quarter of 2015 to revise the labeled indications for use of Epicel to specify use in adult and pediatric patients and add pediatric labeling.  While Epicel is routinely used to treat pediatric patients and the original HDE application included a significant amount of pediatric clinical data, it currently is not specifically indicated for use in this patient population.  We believe that revising the label to provide information describing the safety and clinical use of Epicel for pediatric patients will better inform surgeons regarding the safe use of Epicel in the pediatric patient population.  Approval of the HDE supplement would allow Epicel to be sold for profit up to the annual distribution number, which is defined as the number of devices reasonably needed to treat a population of 4,000 individuals per year in the United States.

Once again our clinical and regulatory teams did an outstanding job of creating an opportunity for the company to increase resources devoted to Epicel in an effort to expand utilization of this life-saving product.

In sum, our significant progress in the second quarter from both a commercial and regulatory perspective positions us to transition from a commercial turnaround story to a compelling growth story moving forward.

I will now turn the call over to Gerard to review our second quarter financial results.

Gerard Michel:

Thanks Nick.

Total revenues for the quarter ended June 30, 2015 were approximately $13.6 million and included $9.1 million of net sales of Carticel implants and surgical kits, $4.3 million of net sales of Epicel and approximately $300 thousand in sales from our marrow donation business.  Total Carticel and Epicel net product revenues in the second quarter increased approximately 31% over pro-forma second-quarter net product revenues in 2014.  For the first half of 2015, total Carticel and Epicel net product revenues increased approximately 17% over pro-forma net product revenues for the same period in 2014.

Gross profit for the quarter ended June 30, 2015 was $6.7 million, or 49% of total net revenues, including sales by the company’s Marrow Donation LLC subsidiary.   Gross profit for the core therapeutics business for the quarter was 50% of net product revenues.  Gross Profit for the quarter was reduced by 2.5% due to an inventory adjustment resulting from the implementation of an enterprise resource planning system.

R&D expenses for the quarter ended June 30, 2015 were $3.4 million versus $4.4 million for the same period a year ago.  The decrease in research and development expenses is due to a reduction in expenses associated with the ongoing ixCELL-DCM clinical trial, offset by the addition of personnel and other expenses associated with Epicel, Carticel and MACI.

Selling, general and administrative expenses for the quarter were $5.6 million, compared to $3.6 million for the same period a year ago.  The increase in SG&A expenses in the second quarter is primarily due to incurring a full quarter of sales and marketing expenses associated with the acquired business in the second quarter of 2015 compared to one month of sales and marketing expenses for the same period in 2014.

Loss from operations for the quarter was $2.3 million, compared to $8.5 million for the same period a year ago.  Material non-cash items impacting the operating loss for the quarter included approximately 690 thousand dollars of stock-based compensation expense and approximately 300 thousand dollars in depreciation and amortization expense.  Material expenditures not impacting the operating loss for the quarter include $1.2 million in capital expenditures related to the integration and upgrade of new and existing systems.

Other income for the quarter was approximately $0.1 million compared to $3.9 million for the same period a year ago.  The change in other income for the quarter is primarily due to a bargain purchase gain of $3.6 million associated with the acquisition of the acquired business in the quarter ended June 30, 2014.

Vericel reported a net loss for the quarter ended June 30, 2015 of $2.2 million, or $0.16 per share, compared to a net loss of $4.6 million, or $0.94 per share, for the same period in 2014.

Please note that per GAAP, our EPS calculation must take into account the undeclared quarterly stock dividends accrued by the Series B preferred stock.  In the second quarter a value of $1.7 million was assigned to the Series B-1 Stock dividends and deducted from net income prior to calculating EPS.

As of June 30, 2015, the company had $20.2 million in cash compared to $30.3 million in cash at December 31, 2014.  It is important to note that our cash balance was impacted by a $3 million increase in working capital requirements in the second quarter as a result of the growth in the business.

That completes my financial review.  Now I’ll turn the call over to Nick.

Nick Colangelo:

Thanks Gerard.  In summary, our financial results reflect a very strong quarter with our marketed products, which are performing well.  Our near-term priorities are to maintain our upward momentum with the commercial business, complete the ongoing Phase 2b ixCELL-DCM clinical study with ixmyelocel-T and submit the MACI BLA and Epicel HDE supplement to the FDA by the end of this year.

That concludes our prepared remarks.  Now, I’d like the operator to open the call to your questions.

Q&A:

Nick Colangelo:  Thank you for your questions and continued interest in Vericel.  We are excited about the opportunities ahead and look forward to reporting on our progress on our next call.

Have a good day.